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                                                                      EXHIBIT 21



SUBSIDIARIES OF NATIONAL INSTITUTE COMPANIES OF AMERICA, INC.





National Institute for Estate Planning, Inc.

National Institute for Financial Services, Inc.

National Institute for Retirement Planning, Inc.

NIEP Agency, Inc.

National Institute for Employee Benefits, Inc.